Exhibit 99.1

SLR Investment Corp. Announces Formation of SLR Senior Lending Program

NEW YORK — October 12, 2022—SLR Investment Corp. (NASDAQ: SLRC) (the “Company” or “SLRC”) announces that it has entered into a joint venture agreement with SunStone Senior Credit L.P. (the “Investor”) to create SLR Senior Lending Program LLC (“SSLP”). The joint venture is expected to invest primarily in senior secured cash flow loans.

SLR Investment Corp. and the Investor each have made initial equity commitments of $50 million, resulting in a total equity commitment of $100 million. SSLP intends to seek third party financing to allow the joint venture to utilize leverage. The Company and the Investor expect to begin funding SSLP with investments prior to the end of 2022. Investment decisions and all other material decisions in respect of SSLP must be approved by representatives of the Company and the Investor.

About SLR Investment Corp.

SLR Investment Corp. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests in leveraged, U.S. upper middle market companies in the form of cash flow, asset-based, and life sciences senior secured loans.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of SLRC and distribution projections; business prospects of SLRC and the prospects of its portfolio companies; and the impact of the investments that SLRC expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment; (ii) risks associated with possible disruption in the operations of SLRC or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in SLRC’s operating areas, particularly with respect to business development companies or regulated investment companies; (v) general considerations associated with the COVID-19 pandemic; and (vi) other considerations that may be disclosed from time to time in SLRC’s publicly disseminated documents and filings. SLRC has based the forward-looking statements included in this press release on information available to it on the date of this press release, and SLRC assumes no obligation to update any such forward-looking statements. Although SLRC undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that SLRC in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contact

SLR Investment Corp.

Investor Relations

(646) 308-8770